--------------------------------------------------------------------------------
BMA                                                  INDIVIDUAL FLEXIBLE PAYMENT
A member of the Generali Group                       DEFERRED VARIABLE ANNUITY
                                                     NON-PARTICIPATING
--------------------------------------------------------------------------------

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
BMA TOWER, P.O. BOX 419458
KANSAS CITY, MO 64141

CALL (816) 753-8000 FOR ASSISTANCE OR QUESTIONS.

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA (referred to in this Contract as us, we) will make Annuity Payments as set forth in this Contract beginning on the Annuity Date.

This Contract is issued in consideration of the payment of the initial Purchase Payment.

FREE LOOK

This Contract may be returned within [10] days after you receive it. It can be mailed or delivered to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be treated as if we had never issued it. We will promptly refund your Contract Value in states where permitted which may be less than your Purchase Payment. In some states, we may be required to refund the Purchase Payment. In those states, we will allocate the initial Purchase Payments to the Money Market Subaccount for [15] days from the Issue Date. Upon the expiration of the [15] days, the Contract Value in the Money Market Subaccount will be allocated as you have directed. If we allocate your Purchase Payment to the Money Market Subaccount, we will refund the greater of your Purchase Payments, less any withdrawals and related charges, or your Contract Value.

Executed by us on the Issue Date.

               Secretary                          President

               THIS IS A LEGAL CONTRACT, PLEASE READ IT CAREFULLY

ANNUITY  PAYMENTS  AND  VALUES  PROVIDED  BY THIS  CONTRACT,  WHEN  BASED ON THE
INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

--------------------------------------------------------------------------------


THE VARIABLE PROVISIONS OF THIS CONTRACT ARE ON PAGES __, __.



                                      INDEX

                                                                    PAGE

CONTRACT SCHEDULE

DEFINITIONS

PURCHASE PAYMENTS PROVISION
         PURCHASE PAYMENTS
         CHANGE IN PURCHASE PAYMENTS
         ALLOCATION OF PURCHASE PAYMENTS

CONTRACT VALUE PROVISION

SEPARATE ACCOUNT PROVISION
         THE SEPARATE ACCOUNT
         VALUATION OF ASSETS
         ACCUMULATION UNITS
         ACCUMULATION UNIT VALUE
         NET INVESTMENT FACTOR
         COVERAGE CHARGE

CONTRACT MAINTENANCE CHARGE PROVISION

TRANSFER PROVISION

WITHDRAWAL PROVISION
         WITHDRAWALS
         WITHDRAWAL CHARGE

DEATH BENEFIT PROVISION
         DEATH OF OWNER DURING THE ACCUMULATION PERIOD
         DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD
         DEATH OF OWNER DURING THE ANNUITY PERIOD
         DEATH OF ANNUITANT
         PAYMENT OF DEATH BENEFIT

ANNUITY PROVISION
         GENERAL
         ANNUITY DATE
         SELECTION OF AN ANNUITY OPTION
         ANNUITY OPTIONS
            OPTION 1 - LIFE ANNUITY
            OPTION 2 - LIFE ANNUITY WITH 120 OR 240 MONTHLY ANNUITY PAYMENTS
                       GUARANTEED
            OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY
            OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH 120 OR 240 MONTHLY
                       ANNUITY PAYMENTS GUARANTEED
         ANNUITY
         FIXED ANNUITY
         VARIABLE ANNUITY

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISION
         OWNER
         JOINT OWNER
         ANNUITANT
         ASSIGNMENT OF A CONTRACT

BENEFICIARY
         BENEFICIARY
         CHANGE OF BENEFICIARY

SUSPENSION OF DEFERRAL OF PAYMENTS OR TRANSFERS
          FROM THE SEPARATE ACCOUNT

GENERAL PROVISIONS
         THE CONTRACT
         NON-PARTICIPATING IN SURPLUS
         INCONTESTABILITY
         MISSTATEMENT OF AGE OR SEX
         CONTRACT SETTLEMENT
         REPORTS
         TAXES
         EVIDENCE OF SURVIVAL
         PROTECTION OF PROCEEDS
         MODIFICATION OF CONTRACT

RESERVES, VALUES AND BENEFITS



                                CONTRACT SCHEDULE

OWNER:               [John Doe]               AGE AT ISSUE:             [52]

JOINT OWNER:         [Mary Doe]               AGE AT ISSUE:             [50]

ANNUITANT:           [John Doe]               AGE AT ISSUE:             [52]

CONTRACT NUMBER:     [12345]                  ISSUE DATE:      [May 1, 1997]

PLAN TYPE:           [Non-qualified]          ANNUITY DATE:             [2015]

PURCHASE PAYMENTS:

  Initial Purchase Payment:                  [$10,000 Non-Qualified; $2,000 IRA]
  Minimum Subsequent Purchase Payment:       [$1,000]
  Maximum Total Purchase Payments:           [$1 million, without our prior
                                              approval]

BENEFICIARY:

         As designated by Owner at Issue Date unless changed in accordance with the Contract provisions.

CONTRACT MAINTENANCE CHARGE:

         The Contract Maintenance Charge is currently [$35.00] each Contract Year. [We reserve the right to increase the Contract Maintenance Charge, but it will not exceed $60 per Contract Year.] The Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force. However, during the Accumulation Period, if your Contract Value on a Contract Anniversary is at least [$100,000], then no Contract Maintenance Charge is deducted. If a total withdrawal is made on other than a Contract Anniversary and your Contract Value for the Business Day during which the total withdrawal is made is less than [$100,000], the full Contract Maintenance Charge will be deducted at the time of the total withdrawal. The Contract Maintenance Charge will be deducted from the Subaccounts and any Fixed Account Option selected in the same proportion that the amount of the Contract Value in each Subaccount and/or Fixed Account bears to the total Contract Value. During the Annuity Period, the Contract Maintenance Charge will be collected pro rata from each Annuity Payment. [In the event you own more than one Contract, we will determine the total Contract Value for all of the Contracts. If the total Contract Value exceeds [$100,000], we will not assess the Contract Maintenance Charge.] If the Contract Owner is not a natural person, we will look to the Annuitant in determining the foregoing.

COVERAGE CHARGE:

          Equal on an annual basis to [1.4%] of the average daily net asset value of the Separate Account. [We may increase this charge, but it may not be greater than [1.75%].]

INVESTMENT OPTIONS:

         [INVESTORS MARK SERIES FUND, INC.]
                  [Intermediate Fixed Income Portfolio
                  Global Fixed Income Portfolio
                  Balanced Portfolio
                  Small Cap Equity Portfolio
                  Mid Cap Equity Portfolio
                  Large Cap Value Portfolio
                  Large Cap Growth Portfolio
                  Growth & Income Portfolio
                  International Equity Portfolio
                  Money Market Portfolio]

         [THE BERGER INSTITUTIONAL PRODUCTS TRUST]

                  [Berger/BIAM IPT - International Fund]

SEPARATE ACCOUNT:          [BMA Variable Annuity Account A]

ALLOCATION GUIDELINES:

          [1. Currently, you can select as many Subaccounts as you wish. However, we reserve the right to limit this in the future.

         2. Currently, you can also select Fixed Account I or any Guarantee Period option within Fixed Account II which is available at the time the Purchase Payment or transfer is made.

         3. Any allocation to Fixed Account I or to any Guarantee Period option of Fixed Account II which is selected must be at least $5,000 and any allocation to a Subaccount must be at least $1,000.

         4. If the Purchase Payment and forms required to issue a Contract are in good order, the initial Purchase Payment will be credited to your Contract within two (2) business days after receipt at the BMA Service Center. Additional Purchase Payments, which are in good order, will be credited to your Contract as of the Business Day they are received.

          5. Allocation percentages must be in whole numbers. Each allocation must be at least [10%]. Allocations made pursuant to a pre-scheduled transfer are not subject to these limitations.]

TRANSFERS:

         NUMBER OF TRANSFERS PERMITTED: [During the Accumulation Period: Subject to any transfer fees and any minimum and maximum amounts that may be transferred, there is no limitation on the number of transfers that can currently be made between Subaccounts. Currently, you can make unlimited transfers to any Fixed Account Option, subject to any transfer fees and any required minimum and maximum amounts that may be transferred. You can make a transfer from any Guarantee Period of Fixed Account II, without any limitation or transfer fee, at the end of the Guarantee Period. We reserve the right to modify the above, but the Owner will always be allowed at least [12] transfers between Subaccounts in a Contract Year during the Accumulation Period.

         During the Annuity Period: Currently, during a Contract Year you can make [4] transfers between Subaccounts of the Separate Account, subject to any minimum and maximum amounts that may be transferred. Currently you can make [4] transfers each Contract Year from one or more Subaccounts to the General Account, subject to any minimum and maximum amounts that may be transferred. You may not make a transfer from the General Account to the Separate Account.]

          NUMBER OF FREE TRANSFERS: [Currently, you are allowed [12] free transfers each Contract Year during the Accumulation Period and [4] free transfers each Contract Year during the Annuity Period.]

          TRANSFER FEE: [For each transfer in excess of the free transfers permitted, the Transfer Fee is [$25]. Transfers made pursuant to a pre- scheduled transfer will not be counted in determining the application of the transfer fee.]

         MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: [The minimum amount which can be transferred is $250 or your entire interest in any Subaccount, Fixed Account I or any Guarantee Period of Fixed Account II, if less. At the Company's discretion, the maximum amount which can be transferred from any Fixed Account Option, unless the transfer is from a Guarantee Period just expiring, may be limited to 25% of the amount in Fixed Account I or any Guarantee Period of Fixed Account II. This requirement is waived if the transfer is pursuant to a pre-scheduled transfer or applied to an Annuity Option.]

          MINIMUM  AMOUNT  WHICH  MUST  REMAIN IN AN ACCOUNT  AFTER A  TRANSFER:
          [$1,000 in any Subaccount or $5,000 in Fixed Account I or any Guarantee Period of Fixed Account II.]

          PRE-SCHEDULED TRANSFERS: [You can elect the Dollar Cost Averaging Option, the Asset Allocation Option and the Asset Rebalancing Option. However, that portion of Contract Value held in any Fixed Account options is not included in any pre-scheduled transfer option except you can elect to have Fixed Account I as the source fund for Dollar Cost Averaging. We reserve the right to limit the availability of any Account for a Pre-Scheduled Transfer.]

WITHDRAWALS:

         WITHDRAWAL CHARGE: [A Withdrawal Charge is assessed against each Purchase Payment withdrawn and will result in a reduction in remaining Contract Value. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from its date of receipt and the Withdrawal Charges are determined in accordance with the following:

           Number of Complete Years
         from Date of Purchase Payment                 Withdrawal Charge
         -----------------------------                 -----------------
0                                                             7%
1                                                             6%
2                                                             5%
3                                                             4%
4                                                             3%
5                                                             2%
6                                                             1%
7 and thereafter                                              0%

          WAIVER OF WITHDRAWAL CHARGE: [The first 10% of a withdrawal may be made free from the Withdrawal Charge (unless you have already made another withdrawal during that same Contract Year) on a non-cumulative basis as follows:

               1. Once each Contract Year after the first Contract Year, as a single sum payment if the Contract Value prior to the withdrawal exceeds [$10,000]; or

               2. At any time, subject to any conditions and fees we may impose, as equal periodic installments.]

          MINIMUM PARTIAL WITHDRAWAL AMOUNT: [$1,000. Withdrawals made pursuant to the Automatic Withdrawal Option or the Minimum Distribution Option are not subject to this minimum.]

         MINIMUM  CONTRACT VALUE WHICH MUST REMAIN IN AN ACCOUNT AFTER A PARTIAL
         WITHDRAWAL: [$1,000 in any Subaccount or $5,000 in Fixed Account I or any Guarantee Period of Fixed Account II.]

          MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL WITHDRAWAL: [$10,000]

[FIXED ACCOUNT OPTIONS:

         FIXED ACCOUNT I:
                  MINIMUM GUARANTEE INTEREST RATE: [3%]
                  CURRENT INTEREST RATE AS OF ISSUE DATE [ X%, guaranteed for any Purchase Payments allocated or transferred to Fixed Account I during the calendar month in which this Contract is issued. This rate is guaranteed for 12 months.]

         FIXED ACCOUNT II:
                  MINIMUM GUARANTEE INTEREST RATE: [3%]
                  CURRENT FIXED ACCOUNT II GUARANTEE PERIODS : [2, 3, 4, 5, 6, 7, 8, 9, 10] CURRENT INTEREST RATES FOR SELECTIVE GUARANTEE PERIOD(S): Each current interest rate applies only to Purchase Payments allocated or transferred to Fixed Account II during the calendar month in which this Contract is issued.

                           [2 Years -       %
                           3 Years -        %
                           4 Years -        %
                           5 Years -        %
                           6 Years -        %
                           7 Years -        %
                           8 Years -        %
                           9 Years -        %
                           10 Years-        %]

                  INTEREST ADJUSTMENT FACTOR: If a total or partial withdrawal or transfer is made from Fixed Account II other than at the end of a Guarantee Period, an Interest Adjustment will be made to the Contract Value. The Interest Adjustment Factor with respect to each purchase payment or transfer allocated to Fixed Account II is:

                           (.75 x (A-B) x N/12) where:

                  A = the guaranteed interest rate (expressed as a decimal) in effect for the specific purchase payment or transfer.

                  B = the guaranteed interest rate (expressed as a decimal) available for new contracts of this type of contract for the applicable guarantee period, as of the withdrawal or transfer. If a guaranteed interest rate is not available for the same type of contract, a suitable replacement rate will be determined by us.

                  N = the number of complete months from the date of the withdrawal or transfer to the end of the applicable Guarantee Period as shown on the Contract Schedule.

                  The amount of the Interest Adjustment with respect to each Purchase Payment or transfer is equal to the Interest Adjustment Factor multiplied by the amount of the withdrawal or transfer.

                  If the Interest Adjustment is a negative value, the Interest Adjustment is subtracted from the Contract Value. If the Interest Adjustment is a positive value, the Interest Adjustment is added to the Contract Value.

                  Within each guarantee period of Fixed Account II, withdrawals and transfers will be determined on a first-in, first-out
                  (FIFO) basis.

ENDORSEMENTS:

         [Individual Retirement Annuity Endorsement]
         [Fixed Account I Endorsement]
         [Fixed Account II Endorsement]
         [Waiver of Withdrawal Charges & Interest Adjustment Rider]

BMA SERVICE CENTER:

         [BMA
         9735 Landmark Parkway Dr.
         St. Louis, MO 63127-1690]



                                   DEFINITIONS

ACCOUNT: Any Subaccount, any available Fixed Account Option or the General Account.

ACCUMULATION PERIOD: The period prior to the Annuity Date during which you can make Purchase Payments.

ACCUMULATION UNIT: A unit of measure used to calculate the Contract Value prior to the Annuity Date.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Premium Tax. This amount is applied to the applicable Annuity Table to determine the initial Annuity Payment.

AGE: Age last birthday, except when calculating age for the Annuity Date when it is the actual age to the nearest month.

ANNUITANT: The natural person upon whose continuation of life any Annuity Payment involving life contingencies depends. You may change the Annuitant at any time prior to the Annuity Date unless the Contract Owner is not a natural person. On or after the Annuity Date, any reference to Annuitant shall also include any Joint Annuitant.

ANNUITY DATE:  The date on which Annuity Payments are to begin.

ANNUITY OPTION: An arrangement under which Annuity Payments are made under this Contract.

ANNUITY PAYMENTS: The series of payments made to you or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning on the Annuity Date during which Annuity Payments are made.

ANNUITY RESERVE: The assets which support the Annuity Option you have selected during the Annuity Period.

ANNUITY UNIT: A unit of measure used to calculate Annuity Payments after the Annuity Date.

AUTHORIZED REQUEST: A request, in a form satisfactory to us, which is received by the BMA Service Center.

BMA SERVICE CENTER: The office indicated on the Contract Schedule of the Contract to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract are payable only at the BMA Service Center.

BENEFICIARY: The person(s) or entity(ies) who will receive any death benefit payable under this Contract.

BUSINESS DAY: Each day that the New York Stock Exchange is open for trading. The Separate Account will be valued each Business Day.

COMPANY: Business Men's Assurance Company of America (BMA).

CONTRACT ANNIVERSARY: A calendar year anniversary of the Issue Date of this Contract.

CONTRACT WITHDRAWAL VALUE: The Contract Value less any applicable Premium Tax, less any Withdrawal Charge and less any applicable Contract Maintenance Charge.

CONTRACT VALUE: The dollar value as of any Business Day of all amounts accumulated under this Contract.

CONTRACT YEAR: Any period of twelve (12) months commencing with the Issue Date and each Contract Anniversary thereafter.

INVESTMENT OPTION(S): Those investments available under the Contract. Current Investment Option(s) are shown on the Contract Schedule.

GENERAL ACCOUNT: Our general investment account which contains all of our assets with the exception of the Separate Account and other segregated asset accounts.

ISSUE DATE: The date shown on the Contract Schedule on which the first Contract Year begins.

JOINT OWNER: If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and, except for telephone transfers, must both authorize any exercising of those ownership rights unless otherwise allowed by us. Any Joint Owner must be the spouse of the other Joint Owner.

OWNER: The person(s) or entity(ies) entitled to the ownership rights stated in this Contract. If Joint Owners are named, all references to Owner shall mean the Joint Owners.

PREMIUM TAX: Any premium taxes owed by us to any governmental entity and assessed against Purchase Payments or Contract Value.

PURCHASE PAYMENT:  A payment you make toward this Contract.

SEPARATE ACCOUNT: A segregated asset account maintained by us in which a portion of our assets has been allocated for this and certain other contracts. It has been designated on the Contract Schedule.

SUBACCOUNT: Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of an Investment Option.

                           PURCHASE PAYMENTS PROVISION

PURCHASE PAYMENTS: Purchase Payments are payable according to the frequency and in the amount selected by you. The initial Purchase Payment is due on the Issue Date. We reserve the right to decline any Purchase Payment. The Minimum Subsequent Purchase Payment allowed and the Maximum Total Purchase Payments accepted without our prior permission are shown on the Contract Schedule.

CHANGE IN PURCHASE PAYMENTS: You may elect to increase or decrease or to change the frequency of Purchase Payments. Unless surrendered, this Contract remains in force until the Annuity Date and will not be in default if no additional Purchase Payments are made.

ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments are allocated to one or more of the Subaccounts of the Separate Account or the available Fixed Account Options in accordance with your selection. The allocation of the initial Purchase Payment is made in accordance with your selection made at the Issue Date. Unless you inform us otherwise, subsequent Purchase Payments are allocated in the same manner as the Initial Purchase Payment. However, the Company has reserved the right to allocate the initial Purchase Payment to the Money Market Subaccount as set forth on the face page of this Contract. All allocations of Purchase Payments are subject to the Allocation Guidelines shown on the Contract Schedule.

                            CONTRACT VALUE PROVISION

The Contract Value for any Business Day is equal to the total dollar value accumulated under this Contract.

The Contract Value in a Subaccount of the Separate Account is determined by multiplying the number of Accumulation Units allocated to the Contract Value for the Subaccount by the Accumulation Unit Value for that Subaccount.

Purchase Payments, withdrawals and transfers from or to a Subaccount will result in the addition of or the cancellation of Accumulation Units in a Subaccount.

                           SEPARATE ACCOUNT PROVISION

THE SEPARATE ACCOUNT: The Separate Account is designated on the Contract Schedule. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Separate Account, equal to reserves and other liabilities of your Contract and those of other Owners, will not be charged with liabilities arising out of any other business we may conduct.

The Separate Account assets are divided into Subaccounts. The assets of the Subaccounts are allocated to the Investment Option(s) shown on the Contract Schedule. We may add additional Investment Option(s) to those shown. You may be permitted to transfer your Contract Value or allocate Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

Should the shares of any Investment Option(s) become unavailable for investment by the Separate Account, or our Board of Directors deems further investment in the shares inappropriate, we may limit further purchase of such shares or substitute shares of another Investment Option for shares already purchased.

VALUATION OF ASSETS: Assets of Investment Options held within the Subaccounts will be valued at their net asset value on each Business Day.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Subaccounts of the Separate Account as a result of Purchase Payments, withdrawals, transfers, or fees and charges. We will determine the number of Accumulation Units of a Subaccount purchased or canceled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Subaccount by the dollar value of one Accumulation Unit of the Subaccount as of the end of the Business Day during which the request for the transaction is received at the BMA Service Center.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Subaccount are determined by multiplying the Accumulation Unit Value for the immediately preceding Business Day by the Net Investment Factor for the Subaccount for the current Business Day.

The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

NET INVESTMENT FACTOR: The Net Investment Factor for each Subaccount is determined by dividing A by B and multiplying by (1 - C) where:

         A is (i) the net asset value per share of the Investment Option held by the Subaccount at the end of the current Business Day; plus

                  (ii) any dividend or capital gains per share declared on behalf of such Investment Option that has an ex-dividend date within the current Business Day.

         B is the net asset value per share of the Investment Option held by the Subaccount for the immediately preceding Business Day.

         C is (i) the Business Day equivalent of the Coverage Charge, which is shown on the Contract Schedule; plus

                  (ii) a charge factor, if any, for any taxes or any tax reserve
                  we  have   established   as  a  result  of  the  operation  or
                  maintenance of the Subaccount.

COVERAGE CHARGE: Each Business Day, we deduct a Coverage Charge from the Subaccounts of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule.

                      CONTRACT MAINTENANCE CHARGE PROVISION

We deduct an annual Contract Maintenance Charge shown on the Contract Schedule.

                               TRANSFER PROVISION

A transfer is subject to the following:

          1. the maximum number of transfers and the number of transfers which may be made which are not subject to a Transfer Fee are shown on the Contract Schedule;

          2. a Transfer Fee is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Fee is shown on the Contract Schedule. The Transfer Fee is deducted from the amount which is transferred.

          3. you may not make a transfer until after the end of the Free Look period.

          4. the minimum and maximum amounts which may be transferred are shown on the Contract Schedule.

          5. a transfer will be effected as of the end of the Business Day when we receive an acceptable transfer request containing all required information.

          6. neither us nor our BMA Service Center are liable for a transfer made in accordance with your instructions.

          7. we reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days.

         8. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be the disadvantage of other Owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:

               a. the requirement of a minimum time period between each transfer;

               b. not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner; or

               c. limiting the dollar amount that may be transferred by an Owner at any one time.

         9. In addition to the above, transfers made during the Annuity Period are subject to the following:

                  the amount transferred to the General Account from a Subaccount of the Separate Account will be equal to the Annuity Reserve which was transferred from the payee's interest in that Subaccount. The Annuity Reserve is the product of "(a)" multiplied by "(b)" multiplied by "(c)", where (a) is the number of Annuity Units representing the Owner's interest in the Subaccount per Annuity Payment; (b) is the Annuity Unit Value for the Subaccount; and (c) is the present value of $1.00 per payment period based on the Age of the Annuitant at time of transfer for the Annuity Option, determined using the 1983 Individual Annuity Mortality Tables, with mortality projected to the year 2000 and with an annual effective interest rate of 3 1/2%. Amounts transferred to the General Account will be applied under the Annuity Option elected at the Age of the Annuitant at the time of the transfer. All amounts and Annuity Unit Values will be determined as of the end of the Business Day preceding the effective date of the transfer.

If you elect to use your transfer privilege, neither us nor our BMA Service Center will be liable for transfers made in accordance with your instructions. If there are Joint Owners, we will accept telephone transfer instructions from either Owner.

                              WITHDRAWAL PROVISION

WITHDRAWALS: During the Accumulation Period, you may, upon Authorized Request, make a total or partial withdrawal of the Contract Withdrawal Value. Withdrawals will result in the cancellation of Accumulation Units from each Subaccount in the ratio that the value of each Subaccount bears to the total Contract Value. You must specify, by Authorized Request, which Accumulation Units are to be canceled if other than the above mentioned method of cancellation is desired. We will pay the amount of any withdrawal within seven (7) days of receipt, in good order, of a request unless the "Suspension or Deferral of Payment or Transfers from the Separate Account Provision" is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Schedule. The minimum Contract Value which must remain in an Account and in the Contract after a partial withdrawal is shown on the Contract Schedule.

WITHDRAWAL CHARGE: Upon a total or partial withdrawal of Contract Value a Withdrawal Charge as set forth on the Contract Schedule may be assessed. Under certain circumstances, we allow withdrawals without the Withdrawal Charge.

                             DEATH BENEFIT PROVISION

DEATH OF OWNER DURING THE ACCUMULATION PERIOD: Upon the death of the Owner during the Accumulation Period, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner during the Accumulation Period, the surviving Joint Owner will become the primary Beneficiary to whom the death benefit will be paid. Any other Beneficiary designation on record at the time of such death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the greater of (a) the Purchase Payment, less any withdrawals and related Withdrawal Charges; or (b) the Contract Value determined as of the end of the Business Day during which we receive both due proof of death and an election for the payment method.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD: A Beneficiary must request that the death benefit be paid under one of the Death Benefit Options below. In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract.

         Option 1 -  lump sum payment of the death benefit; or

         Option 2 - the payment of the entire death benefit within 5 years of the date of the death of the Owner or any Joint Owner; or

         Option 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owners' death, must be distributed within five years of the date of death.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the "Suspension or Deferral of Payment or Transfers from the Separate Account Provision" is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD: If you, or any Joint Owner, dies during the Annuity Period and you are not an Annuitant, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Owner's death. Upon your death during the Annuity Period, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT: Upon the death of an Annuitant, who is not the Owner, during the Accumulation Period, you may designate a new Annuitant, subject to our underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, you will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT: We will require due proof of death before any death benefit is paid. Due proof of death will be:

         1.    a certified death certificate; or

         2. a certified decree of a court of competent jurisdiction as to the finding of death; or

         3.    any other proof satisfactory to us.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                                ANNUITY PROVISION

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity Option you have selected. You may elect to have the Adjusted Contract Value applied to provide a Fixed Annuity, a Variable Annuity or a combination Fixed and Variable Annuity. If a combination is elected, you must specify what part of the Adjusted Contract Value is to be applied to the Fixed and Variable Options.

ANNUITY DATE: You select an Annuity Date at the time of issue. The earliest Annuity Date you can select is one year after the Issue Date. The latest Annuity Date you can select is the later of the first day of the first calender month following the Annuitant's 95th birthday or 10 years from the Issue Date, or the maximum date permitted under state law. You may, at any time prior to the Annuity Date, change the Annuity Date by Authorized Request 30 days in advance.

SELECTION OF AN ANNUITY OPTION: You can select an Annuity Option by Authorized Request. If no Annuity Option is selected, Option 2, with 120 Monthly Payments Guaranteed, will automatically be applied. You may, at any time prior to the Annuity Date, by an Authorized Request made 30 days in advance, select and/or change the Annuity Option.

ANNUITY OPTIONS: This Contract provides for Annuity Payments under one of the Annuity Options described below. Any other Annuity Option acceptable to us may be selected.

OPTION 1 - LIFE ANNUITY. We will make monthly Annuity Payments during the life of the Annuitant and ceasing with the last Annuity Payment due prior to the Annuitant's death.


OPTION 2 - LIFE ANNUITY WITH 120 OR 240 MONTHLY ANNUITY PAYMENTS GUARANTEED. We will make monthly Annuity Payments during the life of the Annuitant with a guarantee that if at the Annuitant's death there have been less than 120 or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly Annuity Payments remaining, as of the date notice of the Annuitant's death is received at the BMA Service Center, commuted at the Assumed Investment Return selected for a Variable Annuity or for a Fixed Annuity the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Annuity Date. We will require the return of this Contract and proof of death prior to the payment of any commuted values.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of the Annuitant, if the Joint Annuitant is then living, Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at a level of 100%, 75% or 50% of the previous level, as selected. Monthly Annuity Payments cease with the final Annuity Payment due prior to the last survivor's death.

OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH 120 OR 240 MONTHLY ANNUITY PAYMENTS GUARANTEED. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Monthly Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at 100% of the previous level, as selected. If at the last death of the Annuitant and the Joint Annuitant, there have been less than 120 or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue to be made for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly Annuity Payments remaining, as of the date notice of the last Annuitant's death is received by us, commuted at the Assumed Investment Return selected for a Variable Annuity or for a Fixed Annuity the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Annuity Date. We will require the return of this Contract and proof of death prior to the payment of any commuted values.

ANNUITY: If you select a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If you select a Variable Annuity, the Adjusted Contract Value will be allocated to the Subaccounts of the Separate Account in accordance with your selection, and the Annuity will be paid as a Variable Annuity. You may also select a combination of a Fixed Annuity and a Variable Annuity in which case your Annuity Payment would be the sum of the Fixed Annuity and the Variable Annuity. Unless you designate another payee, you will be the payee of the Annuity Payments. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Where permitted, Annuity Payments will depend on the Age and sex of the Annuitant.

The first annuity payment will be due one month (or one modal period if other than a monthly Annuity Payment frequency is elected) following the later of the Annuity Date or the date of receipt of all required forms.

BMA may elect to determine the amount of each Annuity Payment up to 10 business days prior to the elected payment date.

FIXED ANNUITY: You may elect to have the Adjusted Contact Value applied to provide a Fixed Annuity. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the 1983 Individual Annuity Mortality Table with mortality projected to the year 2000 by projection scale G and with an annual effective interest rate of 3 1/2%.

VARIABLE ANNUITY: You may elect to have the Adjusted Contract Value applied to provide a Variable Annuity. Variable Annuity Payments reflect the investment performance of the Separate Account in accordance with the allocation of the Adjusted Contract Value to the Subaccounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

On the Annuity Date a fixed number of Annuity Units will be purchased as follows:

For each Subaccount the fixed number of Annuity Units is equal to the Adjusted Contract Value for all Subaccounts, divided first by $1000, then multiplied by the appropriate Annuity Payment amount from the Annuity Table contained in this Contract for each $1000 of value for the Annuity Option selected, and then divided by the Annuity Unit value for that Subaccount on the Annuity Date. Thereafter, the number of Annuity Units in each Subaccount remains unchanged unless you elect to transfer between Subaccounts. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each Annuity Payment date, the total Variable Annuity Payment is the sum of the Annuity Payments for each Subaccount. The Variable Annuity Payment in each Subaccount is determined by multiplying the number of Annuity Units then allocated to such Subaccount by the Annuity Unit value for that Subaccount.

On each subsequent Business Day, the value of an Annuity Unit is determined in the following way:

First: The Net Investment Factor is determined as described under "Separate Account Provision - Net Investment Factor" above.

Second: The value of an Annuity Unit for a Business Day is equal to:

      a.  the value of the Annuity Unit for the immediately preceding Business
          Day;

      b.  multiplied by the Net Investment Factor for the current Business Day;

     c. divided by the Assumed Net Investment Factor (see below) for the Business Day.

The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return which is used in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Business Day. The Assumed Investment Return that we will use is [3 1/2%]. However, we may agree with you to use a different value.

MORTALITY AND EXPENSE GUARANTEE: We guarantee that the dollar amount of each Annuity Payment after the first will not be affected by variations in mortality or expense experience.

                   ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISION

OWNER: As the Owner you have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed. Any change of Owner is subject to our underwriting rules then in effect.

You may change Owners of the Contract at any time by Authorized Request. A change of Owner will automatically revoke any prior designation of Owner. The change will become effective as of the date the Authorized Request is signed. We will not be liable for any payment made or action taken before we record the change.

JOINT OWNER: A Contract may be owned by Joint Owners. If Joint Owners are named, any Joint Owner must be the spouse of the other Owner. Upon the death of either Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in an Authorized Request.

ANNUITANT: The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by you at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to our underwriting rules then in effect.

ASSIGNMENT OF A CONTRACT: An Authorized Request specifying the terms of an assignment of a Contract must be provided to the BMA Service Center. We will not be liable for any payment made or action taken before we record the assignment.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

                                   BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at your death.

Unless you provide otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

         1. to the primary Beneficiary(ies) who survive you and/or the Annuitant's death, as applicable; or if there are none

         2. to the contingent Beneficiary(ies) who survive you and/or the Annuitant's death, as applicable; or if there are none

         3.       to your estate.

CHANGE OF BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), you may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Authorized Request. The change will take effect as of the date the Authorized Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

                 SUSPENSION OF DEFERRAL OF PAYMENTS OR TRANSFERS
                            FROM THE SEPARATE ACCOUNT

The Company reserves the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

               1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

               2. trading on the New York Stock Exchange is restricted;

               3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

               4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY:  We will not contest this Contract from its Issue Date.

MISSTATEMENT OF AGE OR SEX: We may require proof of Age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the Age or sex of the Annuitant has been misstated the amount payable will be the amount that the Contract Value would have provided at the true Age or sex.

Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment, and overpayments will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement. Prior to any settlement as a death claim, due proof of death must be submitted to us. Any paid-up annuity, withdrawal or death benefits that may be available are not less than the minimum benefits required by statute.

REPORTS: We will furnish you with a report showing the Contract Value at least once each calender year. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes paid to any governmental entity will be charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Where any benefits under this Contract are contingent upon the recipient being alive on a given date, we may require proof satisfactory to us that the condition has been met.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

MODIFICATION OF CONTRACT: This Contract may not be modified by us without your consent except as may be required by applicable law.

                          RESERVES, VALUES AND BENEFITS

All reserves are greater to or equal to those required by statute. Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by any law in the state in which this Contract is delivered.

                                     TABLES